As filed with the Securities and Exchange Commission on June 3, 2009
 Registration No. __________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________
SANDISK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)
___________________

Delaware	77-0191793
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

601 McCarthy Boulevard
Milpitas, California 95035
(Address, Including Zip Code, of Principal Executive Offices)
___________________

SanDisk Corporation
2005 Incentive Plan
 (Full Title of the Plan)
___________________

James F. Brelsford, Esq.
General Counsel, Senior Vice President
SanDisk Corporation
601 McCarthy Boulevard
Milpitas, California 95035
(408) 801-1000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

COPY TO:
Timothy R. Curry, Esq.
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☑	Accelerated filer ☐	Non accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION  OF REGISTRATION  FEE
Title Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 par value per share	6,903,913(1)(2) Shares	$15.35(3)	$105,975,065(3)	$5,914(3)

(1)      This Registration Statement covers, in addition to the number of shares of SanDisk Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the SanDisk Corporation 2005 Incentive Plan, as amended (the “Plan”) as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.  The 6,903,913 shares of Common Stock registered hereby include 5,000,000 shares related to an increase in the Plan's share limit approved by the Company's stockholders at its 2009 annual meeting of stockholders plus an additional 1,903,913 shares that have become available for issuance from May 27, 2005 through May 27, 2009 under and pursuant to the Plan as a result of the termination of awards previously granted under the Company’s 1995 Stock Option Plan and under the Company's 1995 Non-Employee Directors Stock Option Plan.

(2)      Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to the Rights Agreement between the Company and Computershare Trust Company, Inc. dated September 15, 2003.  Until the occurrence of certain events specified in the Rights Agreement, these rights are not exercisable, are evidenced by the certificates for the Common Stock and are transferred solely with the Common Stock.  The value attributable to these rights, if any, is reflected in the value of the Common Stock, and, accordingly, no separate fee is paid.

(3)      Pursuant to Securities Act Rule 457(h), the maximum offering price, per share and in the aggregate, and the registration fee were calculated based upon the average of the high and low prices of the Common Stock on May 29, 2009, as quoted on the Nasdaq Global Market.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE
This Registration Statement is filed by the Company to register additional securities issuable pursuant to the Plan and consists of only those items required by General Instruction E to Form S-8.

__________________________

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Registration Statements on Form S-8 for the Plan, filed with the Commission on June 27, 2005 and August 10, 2006 (Commission File Nos. 333-126157 and 333-136491, respectively);
(b)
The Company’s Annual Report on Form 10-K for its fiscal year ended December 28, 2008, filed with the Commission on February 25, 2009, as subsequently amended on February 26, 2009 (Commission File No. 000-26734);

(c)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 29, 2009, filed with the Commission on May 7, 2009 (Commission File No. 000-26734);
(d)
The Company’s Current Reports on Form 8-K, filed with the Commission on June 3, 2009, June 2, 2009, May 28, 2009 (two Form 8-K filings were made on this date), May 14, 2009 and February 3, 2009 (each, Commission File No. 000-26734);

(e)
The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 8, 1995 (Commission File No. 000-26734), and any other amendment or report filed for the purpose of updating such description; and

(f)
The description of the Company’s preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on September 25, 2003 (Commission File No. 000-26734), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.  The Registrant provides in its bylaws for indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.  The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, the Registrant’s directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders.  However, this provision in the Registrant’s certificate of incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of fiduciary duty as a director for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.  The Registrant has entered into indemnification agreements with its directors and certain officers that provide its directors and certain officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.  The Registrant maintains officers’ and directors’ liability insurance.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on June 3, 2009.

SANDISK CORPORATION

By:	/s/ Judy Bruner
Name:	Judy Bruner
Title:	Executive Vice President, Administration and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Dr. Eli Harari and Judy Bruner, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Dr. Eli Harari Dr. Eli Harari	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)	June 1, 2009
/s/ Judy Bruner Judy Bruner	Executive Vice President, Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2009
/s/ Irwin Federman Irwin Federman	Vice Chairman of the Board and Lead Independent Director	June 1, 2009
/s/ Steven J. Gomo Steven J. Gomo	Director	June 1, 2009
/s/ Eddy W. Hartenstein Eddy W. Hartenstein	Director	June 1, 2009
/s/ Catherine P. Lego Catherine P. Lego	Director	June 1, 2009
/s/ Michael E. Marks Michael E. Marks	Director	June 1, 2009
/s/ Dr. James D. Meindl Dr. James D. Meindl	Director	June 1, 2009

EXHIBIT INDEX

Exhibit
Number                      Description of Exhibit
4.
SanDisk Corporation 2005 Incentive Plan, as amended.  (Filed as Annex B to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on April 15, 2009 (Commission File No. 000-26734) and incorporated herein by this reference.)

5.	Opinion of O’Melveny & Myers LLP (opinion re legality).
23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm).
23.2	Consent of Counsel (included in Exhibit 5).
24.	Power of Attorney (included in this Registration Statement under “Signatures”).